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                                                                     EXHIBIT 4.1


                         APPLIED MAGNETICS CORPORATION
                    1994 NONEMPLOYEE DIRECTORS' OPTION PLAN



1.  PURPOSE

    The purposes of the 1994 Nonemployee Directors' Option Plan (the "Plan") are to attract and retain qualified and competent persons for service as members of the Board of Directors of Applied Magnetics Corporation (the "Company") by providing a means whereby such persons acquire an equity interest in the Company and to secure for the Company and its stockholders the benefit of the incentives inherent in such equity ownership by persons whose advice and counsel are important to the Company's future growth and continued success.

2.  DEFINITIONS

    In addition to other capitalized terms which are defined in the Plan, the following terms shall have the following definitions:

    2.1  "Board" shall mean the Board of Directors of the Company.

    2.2  "Code" shall mean the Internal Revenue Code of 1986, as amended.

    2.3  "Committee" shall mean the committee described in Section 9 hereof.

    2.4  "Common Stock" shall mean the Company's $.10 par value Common Stock.

    2.5 "Company" shall mean Applied Magnetics Corporation, a Delaware corporation.

    2.6 "Date of Grant" shall mean the date on which Options are granted as described in Sections 6.1 and 6.2 hereof.

    2.7  "Director" shall mean a member of the Board.

    2.8 "Disability" shall mean the inability, as determined by the Committee based on advice of a licensed physician, of an Optionee to engage in any substantial gainful employment by reason of any medically determinable physical or mental impairment which can reasonably be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

    2.9  "Employee" shall mean an employee of the Company or any Subsidiary.

    2.10 "Fair Market Value" shall mean the fair market value of a share of Common Stock determined as follows: (a) if Common Stock is traded on a stock exchange or in the NASDAQ National Market System ("NASDAQ/NMS"), the fair market value of a share on a particular date shall be the quoted selling price per share of Common Stock on such exchange or NASDAQ/NMS on that date; (b) if Common Stock is otherwise traded in the over-the-counter market, the fair market value of a share on a particular date shall be the mean between the closing bid and asked quotations per share of the Common Stock on that date; or (c) if Common Stock is not traded on a stock exchange, NASDAQ/NMS or in the over-the-counter market or, if traded, there are no transactions on that date, the fair market value shall be determined in good faith by the Committee by applying the rules and principles of valuation set forth in Section 20.2031-2 of the Treasury Regulations (relating to the valuation of stocks and bonds for purposes of Code
Section 2031).

    2.11 "Option" shall mean an option to purchase shares of Common Stock granted under the Plan.

    2.12 "Optionee" shall mean a director determined by the Committee to be eligible to receive an Option under the Plan.

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    2.13  "Option Price" shall mean the purchase price per share of Common Stock as determined in accordance with the provisions of Section 6.3 hereof.

    2.14 "Reorganization" shall mean a sale or transfer of all or substantially all of the Company's assets, or a merger, reorganization, or consolidation of the Company with another corporation in which the Company is not the surviving corporation, or a liquidation or dissolution of the Company.

    2.15 "Subsidiary" shall mean any corporation of which not less than 51 percent of the shares of its voting stock (representing the right, other than as affected by events of default, to vote for the election of directors or other managing authority) are now, or hereafter during the term of this Plan, owned or controlled directly or indirectly by the Company.

3.  AMOUNT OF SHARES SUBJECT TO THE PLAN

    3.1 The shares reserved for issuance upon exercise of Options granted under the Plan shall not exceed 150,000 shares of Common Stock, subject to adjustment as provided in Section 7 hereof.

    3.2 In the event that Options granted under the Plan shall terminate or expire without being exercised in whole or in part, shares not purchased under such lapsed Options will again become available under the Plan to be issued on the exercise of new Options granted under the Plan subject to the limitations of
Section 3.1.

4.  EFFECTIVE DATE

    The Plan was adopted by the Board on December 10, 1993 (the "Effective Date"), subject to approval by affirmative votes constituting a majority of the votes eligible to be cast by the Common Stock present in person or by proxy at a meeting of the Company's stockholders.

5.  ELIGIBILITY

    Directors of the Company who are not Employees shall be eligible to participate in the Plan.


6.  TERMS AND CONDITIONS OF OPTIONS

    Each Option shall be evidenced by a written agreement (herein the "Stock Option Agreement"), in a form approved and authorized by the Committee, which shall be executed by the Company and the Director receiving the Option. All Options shall be subject to the following terms and conditions and such additional terms and conditions, not inconsistent with the Plan, as the Committee shall deem desirable:

    6.1 Options for 5,000 shares of Common Stock shall be granted on March 1, 1994 to each person who meets the requirements of Section 5 on the date of stockholder approval of the Plan and, thereafter, on March 1 of each subsequent year as long as such person continues to meet the requirements of Section 5.

    6.2 If a person does not meet the requirements of Section 5 on the date of stockholder approval of the Plan, Options for 5,000 shares of Common Stock shall be granted on the date on which such person first meets the requirements of
Section 5, whether through election by stockholders or appointment by the Board, and, thereafter, on March 1 of each subsequent year as long as such person continues to meet the requirements of Section 5.

    6.3 The purchase price per share of Common Stock purchasable under an Option granted pursuant to the Plan shall be at least equal to the Fair Market Value of one share of Common Stock on the Date(s) of Grant, as determined by the Committee in accordance with the terms hereof, which determination of Fair Market Value, when made in good faith, shall be conclusive.

    6.4 Subject to the terms and conditions of the Plan, Options shall be exercisable as follows: (a) at any time after the first anniversary following a Date of Grant, the Option shall be exercisable as

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to 33 1/3 percent of the shares covered thereby; (b) at any time after the expiration of two years following a Date of Grant, the Option shall be exercisable, cumulatively, as to an additional 33 1/3 percent of the shares covered thereby; and (c) at any time after the expiration of three years following a Date of Grant, the Option shall be exercisable as to all the shares covered thereby which have not theretofore been exercised pursuant to the provisions of (a) and (b) above.

    6.5 Options granted pursuant to the Plan shall expire and cease to be exercisable upon the first to occur of any one of the following: (a) the expiration of five years following the Date(s) of Grant; (b) 90 days following the date when an Optionee ceases to serve as an Director except when the Optionee ceases to serve by reason of the Optionee's death or Disability; or (c) one year following the Optionee's death while serving as a Director or cessation of service as a Director because of a Disability.

    6.6 The shares covered by an Option may be purchased and the Option may be exercised in whole or in part at any time during the period defined in Section
6.4 above and prior to the expiration of such Option. Such exercise shall be in the manner fixed by the Committee by giving written notice of exercise to the Company specifying the number of shares to be purchased; provided, however, that an Option may not be exercised with respect to less than 50 shares subject to an Option unless there are less than 50 shares remaining subject to the Option.

    6.7 The notice of exercise of Option, whether the exercise is to be in whole or in part, shall be accompanied by delivery to the Company of a certified or cashier's check, or a check issued by a broker-dealer that is a member firm of the New York Stock Exchange, Inc. for 100 percent of the Option Price for the shares to be purchased together with such additional sum as may be required to satisfy any federal, state, or local tax laws and regulations with respect to withholding taxes. In lieu of paying additional sums which may be required to satisfy such withholding taxes, the Optionee may elect, in writing, to have the Company retain a portion of the shares acquired pursuant to an Option as payment or partial payment of the withholding tax requirement under such option subject, however, to such rules as may be adopted by the Committee. No shares shall be issued upon exercise of any Option until full payment therefor has been made to and received by the Company.

    6.8 No Option granted under the Plan shall be transferable either voluntarily or by operation of law except by will or by the laws of descent and distribution and, during the lifetime of the Optionee, such Option shall be exercisable only by him or her. If the Optionee dies while serving as a Director, without having fully exercised his or her Option, his or her estate or any other person who acquired the right to exercise the Option by bequest or inheritance or by reason of death of the Optionee shall have the right to purchase by exercise of such Option, within 12 months after the death of such Optionee, all or any portion of the shares which the Optionee could have purchased at the time of his or her death; provided, however, that no Option may be exercised at any time after the expiration date thereof.

    6.9 If an Optionee ceases to serve as a Director by reason of a Disability without having fully exercised his or her Option, he or she may, within 12 months after the date the Optionee ceases to serve as a Director, exercise all or any portion of the shares which the Optionee could have purchased at the time the Optionee ceases to serve as a Director and any Options that would otherwise become exercisable within such 12 month period; provided, however, that no Option may be exercised at any time after the expiration date thereof.

    6.10 If an Optionee ceases to serve as a Director for any reason other than death or Disability, he or she may, within 90 days after the date of such cessation of service, exercise all or any portion of the shares which the Optionee could have purchased at the time of such cessation of service; provided, however, that no Option may be exercised at any time after the expiration date thereof.

    6.11 No fractional shares will be issued pursuant to the exercise of any Option nor will any cash payment be made in lieu of fractional shares.

7.  ADJUSTMENT IN THE EVENT OF CHANGE IN STOCK

    7.1 Notwithstanding any other provision of the Plan, Stock Option Agreements made hereunder shall contain such provisions as the Committee shall determine to be appropriate for the adjustment of the number of shares reserved for issuance pursuant to Options granted under the Plan, the number of

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shares subject to each outstanding Option and the Option Price per share, in the event of changes in the outstanding Common Stock of the Company by reason of stock dividends, recapitalization, split-ups, combinations, mergers (including reincorporation effected by means of a merger), reclassification or exchanges of shares and the like in order to preserve the Optionee's proportionate interest in the aggregate number of shares under Option and to continue the aggregate purchase price of all shares as nearly the same as possible.

    7.2 In the event of any change in the outstanding Common Stock, the aggregate number of shares (including shares subject to outstanding Options) reserved for Options which may be granted under the Plan shall be appropriately adjusted to the nearest whole share by the Board, whose determination shall be conclusive.

8.  GOVERNMENT REGULATIONS

    The Plan, and the grant and exercise of Options thereunder, and the Company's obligation to sell and deliver shares of Common Stock under such Options, shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required including, but not necessarily limited to, the obtaining of a permit from the Commissioner of Corporations of California, if required, and registration of the securities subject to this Plan with the Securities and Exchange Commission. In addition, the Company may cause an appropriate legend to be affixed to any stock certificate representing Common Stock issued under the Plan in accordance with all applicable federal and state securities laws, rules and regulations.

9.  ADMINISTRATION AND AMENDMENT

    9.1 The Plan shall be administered by a Committee, consisting of two or more Directors who are not Nonemployee Directors and who shall supervise and administer the Plan. All questions of interpretation of the Plan or of any Options issued hereunder shall be determined by the Committee and such determination shall be final and binding upon all persons having an interest in the Plan provided, however, that in the event the Committee is unable to act with respect to any matter hereunder due to failure of Committee members to cast the required number of affirmative votes, such matter shall be referred for determination to the Board.

    9.2 The Board may amend, suspend or discontinue the Plan at any time and from time to time. No such amendment of the Plan may, however, without the approval of the stockholders: (a) increase the maximum number of shares to be offered for sale under Options in the aggregate or to any individual Optionee;
(b) change the Option Price; (c) change the class of persons eligible to receive Options; or (d) permit the issuance of Common Stock before payment therefore in full. In addition, no such amendment of the Plan may, without the written consent of the Optionee, alter or impair any Option previously granted under the Plan.

    9.3 Neither the Plan nor any Option shall confer upon any Optionee any right to continue as a Director or a director of any Subsidiary or affect the rights of the Company or its stockholders to remove or replace Directors in accordance with its Bylaws or applicable law.

10. REORGANIZATION

    10.1 Nothing contained in the Plan or in any Option granted under the Plan shall in any way prohibit the Company from effecting or entering into a Reorganization.

    10.2 In the event of any Reorganization, all rights of the person or persons entitled to exercise then outstanding Options granted under the Plan and such Options shall wholly and completely terminate at the time of any such Reorganization, except to the extent that any agreement or undertaking of any party to any such Reorganization shall make specific provision with respect to such Option and the rights of Optionees. Notwithstanding the foregoing, the Board may determine that each Optionee shall have the right immediately prior to such Reorganization, to exercise such Optionee's Option with respect to any or all of the shares remaining subject to such Option, whether or not such shares are then otherwise purchasable by Optionee. To the extent that any such exercise relates to shares which are not otherwise

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purchasable by the Optionee at such time, such exercise shall be contingent upon the consummation of such Reorganization

11. GENERAL PROVISIONS

    11.1 No Optionee and no beneficiary or other person claiming under or through such Optionee shall have any rights as a stockholder of the Company with respect to any shares of Common Stock allocated or reserved under the Plan and subject to any Option except as to such shares of Common Stock, if any, that have been issued or transferred to such Optionee.

    11.2 The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of California and construed in accordance therewith.

    11.3 The Plan will become effective upon approval by the stockholders at a meeting of stockholders of the Company during 1994. Unless previously terminated, the Plan will terminate 10 years after the Effective Date (the "Term").

    This 1994 Nonemployee Directors' Option Plan was adopted by the Board by at its meeting on December 10, 1993, and approved by the stockholders of the Company at the Annual Meeting held February 18, 1994.


APPLIED MAGNETICS CORPORATION



By:                                         By:
   -----------------------------------         --------------------------------
   William R. Anderson                         Raymond P. Le Blanc
   Chief Executive Officer                     Vice President, Secretary
                                               General Counsel

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